                                                       EX-99.B(m)seldspb

                       DISTRIBUTION AND SERVICE PLAN
                           FOR CLASS B SHARES

                      (Adopted on November 15, 2000
                and Amended and Restated on May 21, 2003)

This Plan is adopted by Waddell & Reed Advisors Select Funds, Inc. (the
"Company"), pursuant to Rule 12b-1 under the Investment Company Act of
1940, as amended (the "Act") to provide for payment by the Company of certain expenses in connection with the distribution of the Company's Class
B shares, provision of personal services to the Company's Class B shareholders and/or maintenance of its Class B shareholder accounts.
Payments under the Plan are to be made to Waddell & Reed, Inc. ("W&R")
which serves as the principal underwriter for the Company under the terms of the Underwriting Agreement pursuant to which it shall offer and sell the
Class B shares of each series (each a "Fund") of the Company at net asset value.

Distribution Fee
With respect to each Fund, the Company is authorized to pay to W&R an amount not to exceed on an annual basis .75 of 1% of the Fund's average net assets of its Class B shares as a "distribution fee" to finance the distribution of the Fund's Class B shares payable to W&R daily or at such other intervals as the board of directors may determine.

Service Fee
With respect to each Fund, the Company is authorized to pay to W&R an amount not to exceed on an annual basis .25 of 1% of the Fund's average net assets of its Class B shares as a "service fee" to finance shareholder servicing by W&R or its affiliated companies to encourage and foster the maintenance of shareholder accounts of the Fund's Class B shares. The amounts shall be payable to W&R daily or at such other intervals as the board of directors may determine.

NASD Definition
For purposes of this Plan, the "distribution fee" may be considered as a sales charge that is deducted from the net assets of the Class B shares of each Fund and does not include the service fee. The "service fee" shall be considered a payment made by the Company for personal service and/or maintenance of Class B shareholder accounts, as such is now defined by the
National Association of Securities Dealers, Inc. ("NASD"), provided, however, if the NASD adopts a definition of "service fee" for purposes of
Rule 2830 of the NASD Conduct Rules that differs from the definition of
"service fee" as presently used, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fee" as used herein shall be automatically amended to conform to the NASD definition.

Quarterly Reports
W&R shall provide to the board of directors of the Company and the board of directors shall review at least quarterly a written report of the amounts so expended of the distribution fee and/or service fee paid or payable to it under this Plan and the purposes for which such expenditures were made.

Approval of Plan
This Plan shall become effective when it has been approved by a vote of the board of directors of the Company and of the directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan
(other than as directors or shareholders of the Company) ("independent directors") cast in person at a meeting called for the purposes of voting on such Plan.

Continuance
This Plan shall continue in effect for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the directors, including the independent directors, as specified hereinabove for the adoption of the Plan by the directors and independent directors.

Director Continuation
In considering whether to adopt, continue or implement this Plan, the directors shall have a duty to request and evaluate, and W&R shall have a duty to furnish, such information as may be reasonably necessary to make an informed determination of whether this Plan should be adopted, implemented or continued.

Termination
This Plan may be terminated at any time by a vote of a majority of the independent directors of the Company or by a vote of the majority of the outstanding Class B voting securities of the Company without penalty. On termination, the payment of all distribution fees and service fees shall cease, and the Company shall have no obligation to W&R to reimburse it for any cost or expenditure it has made or may make to distribute the Class B shares or service Class B shareholder accounts.

Amendments
This Plan may not be amended to increase materially the amount to be spent for distribution of Class B shares, personal service and/or maintenance of shareholder accounts without approval of the Class B shareholders, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove. The distribution and service fees may be reduced by action of the board of directors without shareholder approval.

Directors
While this Plan is in effect, the selection and nomination of the directors who are not interested persons of the Company shall be committed to the discretion of the directors who are not interested persons of the Company.

Records
Copies of this Plan, the Underwriting Agreement and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.